CF MARATHON LLC

LIMITED LIABILITY COMPANY AGREEMENT

LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of CF Marathon LLC (the “Company”) is entered into as of October 20, 2017, by and among CF DB EZ, LLC, a Delaware limited liability company (the “Class A Member”), Marathon Patent Group, Inc., a Delaware corporation (the “Class B Member”) and the Company.

WHEREAS, pursuant to the filing of the Certificate of Formation (the “Certificate of Formation”) with the office of the Secretary of State of the State of Delaware, the Company was formed on October 9, 2017, as a limited liability company in accordance with the Delaware Limited Liability Company Act, codified in Chapter 18 of Title 6 of the Delaware Code, as the same may be amended from time to time (the “Act”);

WHEREAS, in connection with the transactions contemplated by the Restructuring Agreement, the Class A Member and the Class B Member desire to, and to cause the Company to, enter into this Agreement; and

WHEREAS, simultaneous with the execution of this Agreement the parties intend that (i) the Class B Member, or its Affiliates, will transfer all of its ownership rights with respect to the Rensselaer Polytechnic Institute Portfolio, the CPT IP Holdings, LLC Portfolio and the Siemens Switzerland Ltd. and Siemens Industry Inc. Portfolio to the Class A Member in exchange for cancellation in full of the Notes and all Note Obligations, (ii) the Class A Member will in turn contribute all of its ownership rights received from the Class B Member, or its Affiliates, pursuant to the preceding clause (i) to the Company in exchange for an interest in the Company, (iii) The Company will in turn transfer all of its ownership rights with respect to the Rensselaer Polytechnic Institute Portfolio to CF Dynamic Advances LLC, all of its ownership rights to the CPT IP Holdings, LLC Portfolio to CF Traverse LLC and all of its ownership rights to the Siemens Switzerland Ltd. and Siemens Industry Inc. Portfolio to CF Magnus LLC, each of which are wholly owned Subsidiaries of the Company (collectively, the “Portfolio Holders”) as contemplated pursuant to the terms of the Restructuring Agreement and pursuant to the terms of the Patent Assignment Agreements dated as of the date hereof by and between the Class B Member, or its Affiliates, and each of the Portfolio Holders (the “Patent Assignments”); (iv) the Class A Member contributed all of its rights under the Restructuring Agreement to the Company, and (v) the Profits Interest Holders have provided their consent to the Patent Assignments; it being that for administrative convenience the end result of the actions described in clauses (i) through (iii) above will be achieved through the Class B Member, or its Affiliates, directly contributing all of the ownership rights with respect to the Rensselaer Polytechnic Institute Portfolio to CF Dynamic Advances LLC, all of the ownership rights to the CPT IP Holdings, LLC Portfolio to CF Traverse LLC and all of the ownership rights to the Siemens Switzerland Ltd. and Siemens Industry Inc. Portfolio to CF Magnus LLC, the Class A Member’s cancellation in full of the Notes and all Note Obligations and the Company’s issuance of an interest in the Company to the Class A Member.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, each of the Company and the Members hereby agree as follows:

1.	DEFINITIONS

For purposes of this Agreement the following terms shall have the following meanings:

“Act” has the meaning set forth in the Recitals hereto.

“Affiliate” means, with respect to any specified Person, any Person that directly or through one or more intermediaries controls or is controlled by or is under common control with the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble hereto.

“Asset Value” of any tangible or intangible property of the Company (including goodwill) means its adjusted basis for federal income tax purposes unless:

(a)                the property was accepted by the Company as a contribution to capital at a value different than its adjusted basis, in which event the initial Asset Value for such property means the gross fair value of such asset, as determined by the Managing Member; or

(b)                as a consequence of the grant of an interest in the Company or the redemption of all or part of the interest of a Member, the property of the Company is revalued in accordance with Section 5.2.

As of any date, references to the “then prevailing Asset Value” of any property means the Asset Value last determined for such property less the depreciation, amortization and cost recovery deductions taken into account in computing Net Profit or Net Loss in fiscal periods subsequent to such prior determination date.

“Capital Contribution” means the amount of cash and the fair market value of any other property contributed to the Company with respect to the interest in the Company held by each Member, in the agreed amounts, as of the Contribution Date, set forth on Schedule 3.2.

“Cash Advance” means, collectively, (i) the amounts advanced or incurred by DBD Credit Funding, LLC following June 30, 2017 through the Contribution Date in connection with the pursuit of Monetization Activities, the negotiation or implementation of the transactions provided for under the Restructuring Agreement, in respect of expenses related to the maintenance, prosecution and enforcement of the Patents, or as otherwise specified under the Restructuring Agreement (in the amount set forth on Schedule 3.2), (ii) any accrued and unpaid interest under the Restructuring Agreement as of the Contribution Date (the amount of which is set forth on Schedule 3.2), and (iii) any amounts advanced or incurred by the Class A Member, or its designees, in connection with any Monetization Activities, the maintenance, prosecution and enforcement of the Patents, the operation and management of the Company and the Portfolio Holders, and the performance of any of its rights or responsibilities hereunder, or otherwise incurred by the Class A Member in connection with the transactions contemplated under the Restructuring Agreement.

“Cash Advance Accrual Amount” means an amount equal to 150% of the aggregate Cash Advances, as of the applicable date of determination, it being agreed and acknowledged that as of the Contribution Date, the Cash Advance Accrual Amount equals $2,104,662.86.

“Certificate of Formation” has the meaning set forth in the Recitals hereto.

“Class A Member” shall have the meaning set forth in the Preamble hereto, and shall mean and include the successor and assigns of the Class A Member.

“Class B Member” shall have the meaning set forth in the Preamble hereto, and shall mean and include the successor and assigns of the Class B Member.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as applicable.

“Company” has the meaning set forth in the Preamble hereto.

“Contribution Date” shall mean October 20, 2017.

“Distribution” means the cash and/or other property distributed in respect of a Member’s interest in the Company.

“Fair Value” means, as applied to any assets, the fair market value of an asset as determined in good faith by the Managing Member.

“Indemnified Party” is defined in Section 11.1.

“Management Fee Accrual Amount” means the then unpaid portion of all Management Fees, it being agreed and acknowledged that the Management Fee Accrual Amount as of the Contribution Date is

$2,590,310.86.

“Management Fees” means the amount equal to the sum of (x) $2,450,000, plus (y) $2,450,000 annually, commencing July 1, 2018 and on each anniversary thereof plus (z) 10% of any Cash Advances, which amount shall be fully earned and non refundable.

“Managing Member” is defined in Section 7.1.

“Member” and “Members” means the Class A Member and the Class B Member.

“Monetization Activities” means any activities necessary or desirable to generate revenue from intellectual property anywhere in the world by means of license (non-exclusive or exclusive), assignment, enforcement, litigation, arbitration, negotiation, covenant not to sue or assert, or otherwise.

“Net Loss” is defined in Section 6.5.

“Net Profit” is defined in Section 6.5.

“Notes” has the meaning set forth in the Restructuring Agreement.

“Note Obligations” has the meaning set forth in the Restructuring Agreement.

“Patents” means all intellectual property of the Company and its Subsidiaries, including the intellectual property assigned to the Portfolio Holders pursuant to the Patent Assignments, in each case, whether registered in the United States or any other jurisdiction, all registrations and recordings thereof, including all re-examination certificates and all utility models, including registrations, recordings and pending applications, and all reissues, continuations, divisions, continuations-in-part, renewals, improvements or extensions thereof, and the inventions disclosed or claimed therein.

“Person” means an individual, partnership, joint venture, association, corporation, trust, estate, limited liability company, limited liability partnership, or any other legal entity.

“Profits Interest Holders” means Siemens Switzerland LTD. and Siemens Industry Inc., solely to the extent each of Siemens Switzerland LTD. and Siemens Industry Inc. has signed a joinder to this Agreement following the date hereof as a “Profits Interest Holder”.

“Restructuring Agreement” means the Amended and Restated Revenue Sharing and Securities Purchase Agreement, dated as of January 10, 2017, as amended and in effect as of the Contribution Date, including as amended pursuant to that certain First Amendment to Amended and Restated Revenue Sharing and Securities Purchase Agreement, dated as of August 3, 2017, between the Class B Member and certain of its Subsidiaries and DBD Credit Funding, LLC.

“Subsidiary” means any other Person of which a specified Person shall at the time, directly or indirectly through one or more of its Subsidiaries, (a) own at least 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally, (b) hold at least 50% of the partnership, joint venture or similar interests or (c) be a general partner or joint venturer.

2.	FORMATION AND PURPOSE

2.1.             Formation, etc. The Company was formed as a limited liability company pursuant to the Act by the filing of the Certificate of Formation, which was executed, delivered and filed with the Secretary of State of the State of Delaware by the Class A Member, as a designated “authorized person” within the meaning of the Act. The rights, duties and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that such rights, duties or obligations are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

2.2.             Name. The name of the Company is CF Marathon LLC. The business of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Managing Member deems appropriate or advisable. The Managing Member shall file, or shall cause to be filed, any fictitious name certificates and similar filings, and any amendments thereto, that the Managing Member considers appropriate or advisable.

2.3.             Registered Office/Agent. The registered office required to be maintained by the Company in the State of Delaware pursuant to the Act shall be: c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801. The name and address of the registered agent of the Company pursuant to the Act shall initially be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801. The Company may, upon compliance with the applicable provisions of the Act, change its registered office or registered agent from time to time in the discretion of the Managing Member.

2.4.             Term. The term of the Company shall continue indefinitely unless sooner terminated as provided herein. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Act.

2.5.             Purpose. The Company is formed for the purpose of, and the nature of the business to be conducted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any activities necessary, convenient or incidental thereto. Without limited the generality of the preceding sentence, the Members intend that the activities of the Company and its subsidiaries shall be limited to the maintenance and monetization of the Company’s intellectual property, and activities reasonably related thereto, which may include the maintenance and monetization of additional patent portfolios to the extent that the Managing Member deems such to be desirable and on such terms as are determined by the Managing Member, in its sole discretion, to aid in the monetization of the Company’s intellectual property.

2.6.             Specific Powers. Without limiting the generality of Section 2.5, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose set forth in Section 2.5, including, but not limited to, the power:

(a)           to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Act in any country, state, territory, district or other jurisdiction, whether domestic or foreign;

(b)          to acquire by purchase, lease, contribution of property or otherwise, own, hold, operate, maintain, finance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property;

(c)             to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, perform and carry out and take any other action with respect to contracts or agreements of any kind, including without limitation leases, licenses, guarantees and other contracts for the benefit of or with any Member or any Affiliate of any Member, without regard to whether such contracts may be deemed necessary, convenient to, or incidental to the accomplishment of the purposes of the Company;

(d)            to purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships, trusts, limited liability companies, or individuals or other Persons or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;

(e)           to lend money, to invest and reinvest its funds, and to accept real and personal property for the payment of funds so loaned or invested;

(f)            to borrow money and issue evidence of indebtedness, and to secure the same by a mortgage, pledge, security interest or other lien on the assets of the Company;

(g)          to make payments of Third Party Expenses or other Company expenses to any Person, including a Member;

(h)          to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities;

(i)            to sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name;

(j)            to appoint employees, officers, agents and representatives of the Company, and define their duties and fix their compensation;

(k)          to indemnify any Person in accordance with the Act and this Agreement;

(l)            to cease its activities and cancel its Certificate of Formation; and

(m)        to make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company.

2.7.             Principal Office. The principal executive office of the Company shall be located at such place within or without the State of Delaware as the Managing Member shall establish, and the Managing Member may from time to time change the location of the principal executive office of the Company to any place within or without the State of Delaware. The Managing Member may establish and maintain such additional offices and places of business of the Company, either within or without the State of Delaware, as it deems appropriate.

3.	MEMBERS

3.1.             Members. The name and the business address of the Members of the Company are set forth on Schedule 3.1.

3.2.             Initial Capital Contributions. Upon the execution of this Agreement, the Class A Member shall contribute assets or other property to the Company set forth on Schedule 3.2 as such Member’s initial Capital Contribution, and the Company shall be deemed to cause the Patents to be contributed to each respective Portfolio Holder in accordance with the Patent Assignments.

3.3.             Additional Capital Contributions. No Member shall be obligated to make any additional Capital Contributions.

3.4.             Return of Capital Contributions. The Members shall not have the right to demand a return of all or any part of its Capital Contributions, and any return of the Capital Contributions of the Members shall be made solely from the assets of the Company and only in accordance with the terms of this Agreement and the Act. No interest shall be paid to the Members with respect to its Capital Contributions except as otherwise set forth herein.

4.	STATUS AND RIGHTS OF THE MEMBERS

4.1.             Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Members nor any other Indemnified Party shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or an Indemnified Party. All Persons dealing with the Company shall look solely to the assets of the Company for the payment of the debts, obligations or liabilities of the Company.

4.2.             Return of Distributions of Capital. Except as otherwise expressly required by law, each Member, in its capacity as such, shall have no liability either to the Company or any of its creditors in excess of (a) the amount of such Member’s Capital Contributions actually made to the Company, if any, (b) such Member’s share of any assets and undistributed profits of the Company and (c) the amount of any distributions distributed to such Member in clear and manifest accounting or similar error.

5.	CAPITAL ACCOUNTS.

5.1.     Capital Accounts. A separate account (each a “Capital Account”) shall be established and maintained for each Member which:

(i)  shall be increased by (i) the amount of cash and the Fair Value of any other property contributed by such Member to the Company as a Capital Contribution (net of liabilities secured by such property or that the Company assumes or takes the property subject to), including any Cash Advance or Management Fee as made or earned, as applicable, and (ii) such Member’s share of the Net Profit (and other items of income and gain) of the Company; and

(ii) shall be reduced by (i) the amount of cash and the Fair Value of any other property distributed to such Member (net of liabilities secured by such property or that the Member assumes or takes the property subject to) and (ii) such Member’s share of the Net Loss (and other items of loss and deduction) of the Company.

It is the intention of the Members that the Capital Accounts of the Company be maintained in accordance with the provisions of Section 704(b) of the Code and the regulations promulgated thereunder and that this Agreement be interpreted consistently therewith.

5.2.     Revaluations of Assets and Capital Account Adjustments. Unless otherwise determined by the Managing Member, immediately preceding the grant of any interest in the Company in exchange for cash, property or services to a new or existing Member and upon the redemption of the interest of any Member, the then prevailing Asset Values of the Company shall be adjusted to equal their respective gross Fair Value and any increase in the net equity value of the Company (Asset Values less liabilities) shall be credited to the Capital Accounts of the Members in the same manner as Net Profits are credited under Section 6.5(b) (or any decrease in the net equity value of the Company shall be charged in the same manner as Net Losses are charged under Section 6.5(b)).

5.3.     Additional Capital Account Adjustments. Any income of the Company that is exempt from federal income tax shall be credited to the Capital Accounts of the Members in the same manner as Net Profits are credited under Section 6.5(b) when such income is realized. Any expenses or expenditures of the Company which may neither be deducted nor capitalized for tax purposes (or are so treated for tax purposes) shall be charged to the Capital Accounts of the Members in the same manner as Net Losses are charged under Section 6.5(b). If any special adjustments are made to Company property pursuant to Code Sections 734(b) or 743(b), Capital Accounts shall be adjusted to the extent required by the regulations promulgated under Section 704 of the Code.

6.	DISTRIBUTIONS; TAX TREATMENT

6.1.     Distributions - Managing Member Determination. The Managing Member shall determine the timing and the aggregate amount of Distributions to the Members under Section 6.1(a), in its sole discretion, and shall make the Distributions required by Section 6.1(b) in the due course of business as and when the Managing Member determines that funds become available, and subject in all events to any reserves determined by the Managing Member to be appropriate, including, without limitation and by way of example, to address liabilities or expenses that are either contingent or have not yet been determined or come due and to address any future anticipated expenses. The relative amount of any such Distributions to any Member at any time shall be determined in accordance with this Section 6.1.

(a)           Distributions. Except for Liquidating Distributions, Distributions shall be made as follows:

(i)            First, to the Class A Member until it has received an amount equal to the sum of (x) the Cash Advance Accrual Amount, plus (y) the Management Fee Accrual Amount, plus (z) $24,500,000; and

(ii)          Second, 55% to the Class A Member, 30% to the Class B Member and 15% to the Profits Interest Holders.

(b)          Liquidating Distributions. Distributions made in connection with the liquidation of the Company (“Liquidating Distributions”) shall be made in accordance with Section 10.2.

(c)           Any payment to be made to the Profits Interests Holders shall be as designated by the Profits Interests Holders, jointly.

6.2.     No Violation. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a Distribution to any Member on account of such Member’s interest in the Company if such Distribution would violate Section 18-607 of the Act or other applicable law.

6.3.     Withholding, Taxes Imposed on the Partnership.

(a)           All amounts withheld pursuant to the Code or any federal, state, local or foreign tax law with respect to any payment, distribution or allocation to the Company in respect of a Member shall be treated for all other purposes of this Agreement as amounts distributed to such Member. In addition, the Managing Member is authorized to withhold from Distributions to Members, and to pay over to the appropriate federal, state, local or foreign government any amounts so required to be withheld, and any such withheld amounts shall be treated as amounts loaned to such Member. The withholdings by the Company referred to in this Section 6.3 shall be made at the maximum statutory rate under applicable laws unless the Company has received an opinion of counsel, or other evidence satisfactory to the Managing Member, that a lower rate is applicable, or that no withholding is required or otherwise necessary. The provisions of this Section 6.3 shall survive the termination, dissolution and winding up of the Company. All Members shall provide the Managing Member with a properly completed and signed IRS Form W-9 or W-8BEN-E, as appropriate, upon becoming a Member, at such time such previously delivered form becomes inaccurate or expires and at such times as requested by the Managing Member produce any information or document reasonably necessary to determine and effect withholdings.

(b)          The parties acknowledge that ownership of an interest in the Company, including as a Profits Interest Holder, could result in such member being (i) allocated income (or losses) that are considered effectively connected with a U.S trade or business for U.S. federal income tax purposes and (ii) required to file a U.S. federal income tax return.

(c)           To the extent the Company at any time is required to pay any taxes that are attributable to a Member of the Company (including a Profits Interest Holder), such Member shall indemnify the Company for any such taxes. In addition, the Company or any Affiliate of the Company shall have the ability to set off any such taxes paid by the Company that are attributable to a Member against any amount owed to such Member by the Company or by an Affiliate of this Company under this agreement or under any other agreement among the parties (including any agreement between a Member and an Affiliate of the Company). For the avoidance of doubt, to the extent that the Company or any of its Affiliates applies any set- off pursuant to the preceding sentence against any Member, such Member’s obligation to indemnify the Company pursuant to the second preceding sentence will be reduced by the amount of such set-off.

6.4.     Property Distributions and Installment Sales. If any assets of the Company shall be distributed in kind pursuant to this Section 6.4, such assets shall be distributed to the Members entitled thereto in the same proportions as the Members would have been entitled to cash Distributions. The amount by which the Fair Value of any property to be distributed in kind to the Members exceeds or is less than the then prevailing Asset Value of such property shall, to the extent not otherwise recognized by the Company, be taken into account in determining Net Profit and Net Loss and determining the Capital Accounts of the Members as if such property had been sold at its Fair Value immediately prior to such Distribution.

6.5.     Net Profit or Net Loss.

(a)           The “Net Profit” or “Net Loss” of the Company for each year or relevant part thereof shall mean the Company’s taxable income or loss for federal income tax purposes for such period (including all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code), with the following adjustments:

(i)            Gain or loss attributable to the disposition of property of the Company with an Asset Value different from the adjusted basis of such property for federal income tax purposes shall be computed with respect to the Asset Value of such property, and any tax gain or loss not included in Net Profit or Net Loss shall be taken into account and allocated for federal income tax purposes among the Members pursuant to Section 6.7.

(ii)          In lieu of the depreciation, amortization or other cost recovery deductions taken into account in computing such taxable income or loss, depreciation, amortization or cost recovery deductions allowable with respect to any property the Asset Value of which differs from its adjusted tax basis for federal income tax purposes shall be equal to an amount that bears the same ratio to such beginning Asset Value as the federal income tax depreciation, amortization or other cost recovery deductions for such period bear to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis of the property at the beginning of such period is zero, depreciation shall be determined with respect to such asset using any reasonable method selected by the Managing Member.

(iii)        Any items that are required to be specially allocated pursuant to Section 6.6 shall not be taken into account in determining Net Profit or Net Loss.

(b)          Allocations of Income, Gain, Loss, Deduction and Credit. Net Profit or Net Loss of the Company or to the extent appropriate items thereof for any relevant period shall be allocated among the Members in a manner such that the Capital Accounts of each Member, immediately after giving effect to such allocation, are, as nearly as possible, equal (proportionately) to the Distributions that would be made to such Member pursuant to Section 6.1(a) if the Company were dissolved and terminated and its affairs were wound up.

6.6.     Regulatory Allocations. Although the Members do not anticipate that events will arise that will require application of this Section 6.6, provisions are included in this Agreement governing the allocation of income, gain, loss, deduction and credit (and items thereof) as may be necessary to provide that the Company’s allocation provisions contain a so-called “Qualified Income Offset” and comply with all provisions relating to the allocation of so-called “Non-recourse Deductions” and “Partner Non-recourse Deductions” and the chargeback thereof as set forth in the regulations promulgated under Section 704(b) of the Code (such regulatory allocations, “Regulatory Allocations”); provided, however, that the Members intend that all Regulatory Allocations that may be required shall be offset by other Regulatory Allocations or special allocations of items so that the share of the Net Profit and Net Loss of the Company of each Member will be the same as it would have been had the events requiring the Regulatory Allocations not occurred. For this purpose the Managing Member, based on the advice of the Company’s auditors or tax counsel, is hereby authorized to make such special curative allocations as may be appropriate.

6.7.     Tax Allocations; Contributed Assets; Revalued Assets; Elections and Limitations.

(a)           Tax Allocations. Except as set forth below, or as otherwise required by law, all items of income, gain, losses, deduction and credit shall be allocated by the Managing Member for federal, state and local income tax purposes, in the same manner as such items of income, gain, loss, deduction and credit shall be allocated among such Members pursuant to Section 6.5(b), except to the extent otherwise required by Section 704(c) of the Code and the regulations promulgated thereunder or as required by law.

(b)          Contributed Assets. In accordance with Section 704(c) of the Code, income, gain, loss and deduction with respect to any property contributed to the Company with an adjusted basis for federal income tax purposes different from the initial Asset Value at which such property was accepted by the Company shall, solely for tax purposes, be allocated among the Members so as to take into account such difference in the manner required by Section 704(c) of the Code and the applicable regulations promulgated thereunder.

(c)           Revalued Assets. If the Asset Value of any asset of the Company is adjusted pursuant to Section 5.2, subsequent allocations of income, gain, loss and deduction with respect to such asset shall, solely for tax purposes, be allocated among the Members so as to take into account such adjustment in the same manner as under Section 704(c) of the Code and the applicable regulations promulgated thereunder.

(d)          Elections and Limitations. The allocations required by this Section 6.7 are solely for purposes of federal, state and local income taxes and shall not affect either the allocation of Net Profits or Net Losses as between Members or any Member’s Capital Account. All tax allocations required by this Section 6.7 shall be made using the so called “traditional method” described in Regulation 1.704-3(b); provided, however, that the Managing Member, upon the advice of the Company’s auditors or tax counsel, may elect to use the so-called “traditional method with curative allocations” described in Regulation 1.704-3(c).

6.8.       Changes in Members’ Interest. If during any year of the Company there is a change in any Member’s interest in the Company, the Managing Member shall confer with the tax advisors to the Company and, in conformity with such advice, allocate the Net Profit or Net Loss to the Members so as to take into account the varying interests of the Members in the Company in a manner that complies with the provisions of Section 706 of the Code and the regulations promulgated thereunder.

6.9.       Tax Position. Without providing prior written notice to the Company and obtaining the prior written consent of the Managing Member, no Member will take a position on such Member’s federal income tax return, in any claim for refund or in any administrative or legal proceedings that is inconsistent with this Agreement or with any information return filed by the Company.

6.10.    Information. Upon request of the Class B Member or the Profits Interest Holders, in either case not more than once per calendar year, the Company shall permit a nationally recognized accounting firm hired by such Member to, during normal business hours and in a manner that does not interfere with the day to day operations of the Company, visit and inspect any of its property, corporate books, and financial records related to the Patents, to examine of its books of accounts and other financial records related to the Patents and its Monetization Activities and Monetization Revenues, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its managers, officers, and employees, in each case, subject to exceptions determined by the Managing Member for privileged or confidential information. All costs and expenses incurred in connection with the exercise of the Class B Member or Profits Interest Holders’ rights pursuant to this Section 6.10 shall be paid by the Member so exercising.

7.	MANAGEMENT AND CONTROL

7.1.       Managing Member; Authority. The Class A Member (the “Managing Member”) shall have the exclusive power and authority to manage the business, affairs and assets of the Company and its Subsidiaries and to make all decisions with respect thereto, including, without limitation, the exclusive power and authority to make any and all decisions, in any manner it sees fit, relating to, and shall otherwise fully, solely, absolutely and irrevocably control in all respects, the Patents and any Monetization Activities, including by way of example and not limitation: (w) the initiation, direction, termination, conclusion or negotiation of any assignment, sale or license (whether directly or through multiple tiers or sub-licensees) of any Patent or any other type of a Monetization Activity of any nature or description; (x) the maintenance or abandonment, in whole or in part, of any one or more of the Patents; (y) the discretion to allocate revenues from Monetization Activities among multiple portfolios where Monetization Activities involve more than one portfolio; or (z) the discretion to make or to decline to make Cash Advances. Any action taken by the Managing Member on behalf of the Company shall constitute the act of and serve to bind the Company. In dealing with the Managing Member acting on behalf of the Company, no Person shall be required to inquire into the authority of the Managing Member to bind the Company. Persons and entities dealing with the Company are entitled to rely conclusively on the power and authority of the Managing Member as set forth in this Agreement. Except as otherwise specifically provided in this Agreement, the Managing Member shall have all rights and powers of a “Managing Member” under the Act, and shall have all authority, rights and powers in the management of the Company business to do any and all other acts and things necessary, proper, convenient or advisable to effectuate the purposes of this Agreement.

7.2.             Officers; Agents. The Managing Member may, from time to time, designate one or more officers and agents to act for the Company with such titles, if any, as the Managing Member deems appropriate and to delegate to such officers or agents such of the powers as are granted to the Managing Member hereunder, including the power to execute documents on behalf of the Company, as the Managing Member may in its sole discretion determine; provided, however, that no such delegation by the Managing Member shall cause the Persons so appointed or delegated to be deemed a “Managing Member” within the meaning of the Act. The officers or agents so appointed may include persons holding titles such as Executive Chairman, Chief Executive Officer, Chief Operating Officer, President, Chief Financial Officer, Deputy Chief Financial Officer, Chief Accounting Officer, Executive Vice President, Senior Vice President, Vice President, Assistant Vice President, Treasurer, Controller, Secretary or Assistant Secretary. Any officer may be removed at any time with or without cause. Unless the authority of the agent designated as the officer in question is limited in the document appointing such officer or is otherwise specified by the Managing Member, any officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a corporation in the absence of a specific delegation of authority and all deeds, leases, transfers, contracts, bonds, notes, checks, drafts or other obligations made, accepted or endorsed by the Company may be signed by the Executive Chairman, the President, a Vice President (including any Assistant Vice President) or the Treasurer, Chief Financial Officer, Chief Accounting Officer, Controller, Secretary or Assistant Secretary at the time in office. The Managing Member, in its sole discretion, may ratify any act previously taken by an officer or agent acting on behalf of the Company.

7.3.             Reliance by Third Parties. Any Person dealing with the Company or a Member may rely upon a certificate signed by the Managing Member as to: (a) the identity of the Members, (b) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by any Member or are in any other manner germane to the affairs of the Company, (c) the persons who or entities which are authorized to execute and deliver any instrument or document of or on behalf of the Company or (d) any act or failure to act by the Company or as to any other matter whatsoever involving the Company or any Member.

7.4.             Waiver of Fiduciary Duties. To the fullest extent permitted by applicable law, no Member, in his, her or its capacity as a Member or Managing Member, shall have any duties or liabilities, including fiduciary duties, to the Company or any other Member and all such duties or liabilities are hereby irrevocably disclaimed and eliminated. The provisions of this Agreement, to the extent that they restrict or otherwise modify or eliminate the duties and liabilities, including fiduciary duties, of a Member otherwise existing at law or in equity, are agreed by the Members to replace any such other duties or liabilities of a Member.

7.5. Tax Matters Partner; Partnership Representative.

7.5.1                 To the extent the Company is required to have a “tax matters partner” under Section 6231(a)(7) of the Code (the “Tax Matters Partner”), the Class A Member shall act as the Tax Matters Partner. The Tax Matters Partner may resign at any time. The Company shall pay and be responsible for all reasonable third-party costs and expenses incurred by the Tax Matters Partner in performing its duties and any costs incurred by the Tax Matters Partner in connection with an audit of a Company income tax return, and any such costs and expenses shall be Cash Advances.

7.5.2                 For all taxable years beginning on or after January 1, 2018, the Class A Member (or any other Person designated by the Class A Member) shall be designated as the “partnership representative” (the “Partnership Representative”), as defined in Code Section 6223 (as in effect following the effective date of its amendment by Section 1101 of H.R. 1314, the “Bipartisan Budget Act of 2015”) and the Company and the Members shall complete any necessary actions (including executing any required certificates or other documents) to effect such designation. The Partnership Representative may resign at any time. The Company shall pay and be responsible for all third-party costs incurred by the Partnership Representative in performing its duties and any costs and expenses incurred by the Partnership Representative in connection with an audit of a Company income tax return, which costs and expenses shall be treated as Cash Advances. The Partnership Representative may make any elections available to be made as Partnership Representative, including, without limitation, the election described in Code Section 6226(a)(1) (as in effect following the effective date of its amendment by Section 1101 of the Bipartisan Budget Act of 2015). In the event that the Company becomes liable for any taxes, interest or penalties under Section 6225 of the Code, (i) each Person that was a Member of the Company for the taxable year to which such liability relates shall indemnify, defend and hold harmless the Company for such Person’s allocable share of the amount of such tax liability, including any interest and penalties associated therewith, (ii) the Company may cause the Members (including any former Member) to whom such liability relates to pay, and each such Member hereby agrees to pay, such amount to the Company, and such amount shall not be treated as a Capital Contribution, and (iii) without reduction to a Member’s (or former Member’s) obligations under this Section 7.5.2, any amount paid by the Company that is attributable to a Member and that is not paid by such Member pursuant to clause (ii) above, shall be treated for purposes of this Agreement as (A) a distribution to such Member for purposes of Section 6.1, and (B) a reduction to such Member’s Capital Account balance. The provisions contained in this Section 7.5.2 shall survive the dissolution of the Company and the withdrawal of any Member or the assignment of any Member’s interest in the Company.

7.5.3                 The Company shall indemnify and hold harmless the Tax Matters Partner or Partnership Representative, as applicable, from and against any loss, liability, damage, cost or expense (including attorneys’ and accountants’ fees) sustained or incurred as a result of any act or decision concerning Company tax matters and within the scope of such Member’s responsibility as Tax Matters Partner or Partnership Representative, as applicable. All amounts indemnified shall be advanced as incurred, and shall be treated as Cash Advances. The Tax Matters Partner or Partnership Representative, as applicable, shall be entitled to rely on the advice of outside legal counsel and accountants as to the nature and scope of its responsibilities and authority, and any act or omission of the Tax Matters Partner or Partnership Representative pursuant to such advice in no event shall subject the Tax Matters Partner or Partnership Representative to liability to the Company or any Member.

7.5.4                 Each Member agrees that any action taken by the Tax Matters Partner or Partnership Representative, as applicable, in connection with audits of the Company or any other matters relating to taxes shall be binding upon such Members and each such Members further agrees that such Members shall not treat any Company item inconsistently on such Member’s income tax return with the treatment of the item on the Company’s return and that such Member shall not independently act with respect to tax audits or tax proceedings affecting the Company, unless previously authorized to do so in writing by the Tax Matters Representative or Partnership Representative, as applicable, which authorization may be withheld by the Tax Matters Representative or Partnership Representative, as applicable, in its sole discretion.

7.6.             Tax Elections. The Class A Member shall have the authority to make, and abstain from making, all Company elections permitted under the Code.

8.	TRANSFER OF INTERESTS

8.1.             Transfer of Interests. The Members may not sell, assign, pledge, encumber, dispose of or otherwise transfer (a “Transfer”) all or any part of the economic or other rights that comprise its interest in the Company without the prior written consent of the Managing Member, which consent will not be unreasonably withheld (any such transferee agrees to be bound by this Agreement); provided, that any Member may withdraw or resign as a Member in its sole discretion for no consideration.

8.2.             Drag-Along Right. If the Class A Member proposes a Transfer of all or substantially all of the economic or other rights that comprise its interest in the Company to one or more third parties that are not Affiliates of any Member, the Class A Member shall have the right to require each of the Class B Member and Profits Interest Holders to (i) take all actions reasonably necessary or appropriate to enable the Class A Member to effect such transaction and (ii) sell, Transfer or otherwise dispose of a corresponding percentage of the economic or other rights that comprise the Class B Member and Profits Interest Holders’ interest in the Company on the same terms and conditions and at the same time (but at a price that corresponds to such Member’s entitlements under Section 6.1(a)) as the Class A Member.

8.3.             Tag-Along Right. If at any time the Class A Member proposes to Transfer all or any part of the economic or other rights that comprise its interest in the Company (other than a Transfer to a third party who (i) provides services to the Company or (ii) in connection with a bona fide financing by the Company) to one or more third parties that are not Affiliates of any Member, prior to such Transfer, the Class A Member shall deliver notice of such Transfer to the Class B Member (the “Transfer Notice”) and the Class B Member shall have the right for a period of thirty days following delivery of such Transfer Notice to participate in such Transfer and sell its pro rata share of economic or other rights that comprise its interest in the Company on the same terms and conditions and at the same time (but at a price that corresponds to such Member’s entitlements under Section 6.1(a)) as the Class A Member.

9.	AMENDMENTS TO AGREEMENT

9.1. This Agreement may be amended, modified or waived by the written action of the Managing Member; provided, however, that (a) no amendment, modification or waiver shall alter or modify Section 4.1, to the extent that such amendment or waiver alters or modifies the limited liability of any Member, without the consent of such Member, (b) no amendment or waiver shall require any Member to make additional Capital Contributions to the Company without the written consent of such Member, and (c) no amendment, modification or waiver shall alter or modify Section 6.1(a), 8.2 or 10.2 (or the related definitions) without the written consent of each Member. The Managing Member shall cause to be prepared and filed any amendment to the Certificate of Formation that may be required to be filed under the Act as a consequence of any amendment to this Agreement. Any modification, waiver or amendment to this Agreement pursuant to this Section 9 shall be binding on all Members.

10.	DISSOLUTION OF COMPANY

10.1.          Events of Dissolution or Liquidation. The Company will dissolve and its affairs will be wound up as may be determined by the Managing Member, or upon the earlier occurrence of any other event causing dissolution of the Company under the Act, provided that, in no event may the Company be dissolved without the prior written consent of the Managing Member; provided further, that, in no event may the Company file any voluntary or involuntary petition or action for relief under any bankruptcy reorganization, insolvency or moratorium law or any other applicable law for relief of, or relating to, debtors, now or hereafter in effect, or seek the appointment of a custodian, receiver, trustee (or other similar official) of the Company or all or any material portion of the Company’s assets, or the making of any assignment for the benefit of creditors, or the taking of any action in furtherance of any of the foregoing, in each case, without the prior written consent of the Managing Member. In such event, the Managing Member will proceed diligently to wind up the affairs of the Company and make final distributions, and will cause the existence of the Company to be terminated.

10.2.          Liquidation. After termination of the business of the Company, a final allocation shall be made pursuant to Section 6.5 and the assets of the Company shall be distributed in the following order of priority:

(a)   to creditors of the Company, including the Members if a creditor to the extent permitted by law, in satisfaction of liabilities of the Company (whether by payment thereof or the making of reasonable provision for payment thereof), and reasonable, actual and documented out-of-pocket expenses incurred by the Class A Member in the performance of such Member’s duties as a Class A Member, other than liabilities for Distributions to the Members; and then

(b)   to the Members in accordance with Section 6.1(a).

11.	INDEMNIFICATION

11.1.          General. To the fullest extent permitted by applicable law, the Company shall indemnify, defend, and hold harmless the Members, the Managing Member and any director, officer, partner, stockholder, controlling Person or employee of the Members and any Person serving at the request of the Company as a Managing Member, officer, employee, partner, trustee or independent contractor of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (all of the foregoing Persons being referred to collectively as “Indemnified Parties” and individually as an “Indemnified Party”) from any liability, loss or damage incurred by the Indemnified Party by reason of any act performed or omitted to be performed by the Indemnified Party in connection with the business of the Company and from liabilities or obligations of the Company imposed on such Person by virtue of such Person’s position with the Company, including reasonable and documented attorneys’ fees and costs and any amounts expended in the settlement of any such claims of liability, loss or damage (solely to the extent that the Company has consented in writing to such settlement terms); provided, however, that if the liability, loss, damage or claim arises out of any action or inaction of an Indemnified Party, indemnification under this Section 11 shall be available only if (a) either (i) the Indemnified Party, at the time of such action or inaction, determined in good faith that its, his or her course of conduct was in, or not opposed to, the best interests of the Company or (ii) in the case of inaction by the Indemnified Party, the Indemnified Party did not intend its, his or her inaction to be harmful or opposed to the best interests of the Company and (b) the action or inaction did not constitute fraud, gross negligence or willful misconduct by the Indemnified Party; provided, further, however, that the indemnification under this Section 11.1 shall be recoverable only from the assets of the Company and not from any assets of the Member. Unless the Managing Member determines in good faith that the Indemnified Party is unlikely to be entitled to indemnification under this Section 11 the Company shall pay or reimburse reasonable and documented attorneys’ fees of an Indemnified Party as incurred, provided that such Indemnified Party executes an undertaking, with appropriate security if requested by the Managing Member, to repay the amount so paid or reimbursed in the event that a final non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification under this Section 11. The Company may pay for insurance covering liability of the Indemnified Party for negligence in operation of the Company’s affairs.

11.2.          Exculpation. To the fullest extent permitted by applicable law, no Indemnified Party shall be liable, in damages or otherwise, to the Company or to the Members for any loss that arises out of any act performed or omitted to be performed by it, him or her pursuant to the authority granted by this Agreement if (a) either (i) the Indemnified Party, at the time of such action or inaction, determined in good faith that such Indemnified Party’s course of conduct was in, or not opposed to, the best interests of the Company or (ii) in the case of inaction by the Indemnified Party, the Indemnified Party did not intend such Indemnified Party’s inaction to be harmful or opposed to the best interests of the Company and (b) the conduct of the Indemnified Party did not constitute fraud, gross negligence or willful misconduct by such Indemnified Party. In no event shall the Class A Member or any of its Indemnified Parties be liable, in damages or otherwise, to the Company or to the Members for any loss that arises out of any act performed or omitted to be performed by the Class A Member pursuant to this Agreement, unless such action or omission constitutes intentional common law fraud as determined by a court of competent jurisdiction in a final non-appealable order.

11.3.          Agreement Supersedes Duties Prescribed at Law or in Equity, etc. Notwithstanding anything to the contrary in this Agreement or otherwise in law or in equity, to the extent the Class A Member has duties or liabilities relating thereto to the Company or any Member, the Class A Member acting in connection with the Company’s business or affairs shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities or rights and powers of the Class A Member otherwise existing at law or in equity, are agreed by the Members to replace such other duties, liabilities, rights and powers of such Class A Member to the maximum extent permitted by law. Whenever in this Agreement the Class A Member is permitted or required to make a decision in its “discretion” or under a grant of similar authority or latitude, the Class A Member shall be entitled to consider only such interests and factors as it desires, and shall, to the maximum extent permitted by law, have no duty or obligation to give any consideration to any interest of or factors affecting any Member or the Company.

11.4.          Persons Entitled to Indemnity. Any Person who is within the definition of “Indemnified Party” at the time of any action or inaction in connection with the business of the Company shall be entitled to the benefits of this Section 11 as an “Indemnified Party” with respect thereto, regardless of whether such Person continues to be within the definition of “Indemnified Party” at the time of such Indemnified Party’s claim for indemnification or exculpation hereunder.

11.5.          Procedure Agreements. The Company may enter into an agreement with any of its officers, employees, consultants, counsel and agents or the Member, setting forth procedures consistent with applicable law for implementing the indemnities provided in this Section 11.

12.	MISCELLANEOUS

12.1.          General. This Agreement: (a) shall be binding upon the legal successors of the Members, (b) shall be governed by and construed in accordance with the laws of the State of Delaware and (c) contains the entire agreement as to the subject matter hereof. The waiver of any of the provisions, terms, or conditions contained in this Agreement shall not be considered as a waiver of any of the other provisions, terms, or conditions hereof.

12.2.          Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon email delivery, personal delivery or receipt (which may be evidenced by a return receipt if sent by registered mail or by signature if delivered by courier or delivery service or by email return receipt), addressed to such Member at its address in Schedule 3.1 or otherwise specified by such Member.

12.3.          Gender. Any gender shall be deemed to include the masculine, feminine and neuter genders.

12.4.          Severability. If any provision of this Agreement is determined by a court to be invalid or unenforceable, that determination shall not affect the other provisions hereof, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein. That invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each said provision shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

12.5.          Headings. The headings used in this Agreement are used for administrative convenience only and do not constitute substantive matter to be considered in construing the terms of this Agreement.

12.6.          No Third Party Rights. Except for the provisions of Section 7.3, the provisions of this Agreement are for the benefit of the Company, the Members and permitted assignees and no other Person, including creditors of the Company, shall have any right or claim against the Company or the Members by reason of this Agreement or any provision hereof or be entitled to enforce any provision of this Agreement.

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IN WITNESS WHEREOF, the Members and the Company have executed this Agreement as of the day and year first set forth above.

Members:	MARATHON PATENT GROUP, INC.

	By:	/s/ Francis Knuettel II
	Name:	Francis Knuettel II
	Title:	Chief Financial Officer

CF DB EZ LLC

By:	/s/ Marc K. Furstein
Name:	Marc K. Furstein
Title:	Chief Operating Officer

Company:	CF MARATHON LLC

	By:	/s/ Marc K. Furstein
	Name:	Marc K. Furstein
	Title:	Chief Operating Officer

Schedule 3.1

MEMBERS

Member	Address
c/o Intellectual Property Finance Group
1345 Avenue of the Americas, 46th Floor
New York, NY 10105
Attention: General Counsel – Credit Funds
Fax No.: 917-639-9672
Email: gc.credit@fortress.com

CF DB EZ LLC	With a copy to:

Ropes & Gray LLP
Prudential Tower, 800 Boylston Street
Boston, MA 02199-3600
Tel: 617-951-7483
Attention: Alyson Allen
Email: alyson.allen@ropesgray.com

11100 Santa Monica Blvd., Ste. 380
Los Angeles, CA 90025
Attn: CFO
Email: finance@marathonpg.com

Marathon Patent Group, Inc.	With a copy to:
Sichenzia Ross Ference Kesner LLP
1185 Avenue of the Americas, 37th Floor
New York, NY 10036
Attn: Harvey Kesner
Email: hkesner@srfkllp.com

Schedule 3.2

INITIAL CAPITAL CONTRIBUTIONS

Member		Property	Fair Value
Class A Member	●	Patents, Cash Advances and rights under the Restructuring Agreement	$3,403,108.57